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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) April 15, 1998


                                   HUBCO, INC.
             (Exact name of registrant as specified in its charter)


                                   New Jersey
                 (State or other jurisdiction of incorporation)

               1-10699                              22-2405746
       ------------------------        ---------------------------------
       (Commission File Number)        (IRS Employer Identification No.)

                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                    (Address of principal executive offices)

                                 (201) 236-2600
              (Registrant's telephone number, including area code)


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Item 5.  Other Events
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         HUBCO, Inc.,  ("HUBCO") on April 15, 1998,  announced its first quarter
1998 earnings.

         First quarter fully diluted earnings per share increased to $0.48 per share from $0.47 in 1997 including merger related costs. Excluding $2.3 million of merger related and restructuring charges, fully diluted earnings per share were up 17% to $0.55 per share versus $0.47 per share for the same period last year. This resulted in a Return on Average Assets of 1.73% and a Return on Average Equity of 26.17% for the quarter compared to 1.47% and 21.31% for the 1997 period, respectively, excluding merger costs.

         The merger related and restructuring charges relate to consummation of HUBCO's acquisition of The Bank of Southington, which was accounted for as a pooling of interests. HUBCO's first quarter 1998 results also reflect consummation of HUBCO's acquisition of Security National Bank, which closed on February 6, 1998 and was accounted for as a purchase.

         HUBCO's net interest margin for the first quarter of 1998 was 5.28% compared to 4.96% last year. Other income, excluding security gains, increased 6% during the first quarter of 1998. Excluding non-recurring 1997 items, other income increased 20% driven by significantly higher fee income in the trust and Shoppers Charge divisions.

         Overhead expenses for the first quarter of 1998 were $25.1 million, excluding merger related charges, compared with $24.2 million a year ago. This increase is due to additional staffing and other costs related to the planning and integration of acquired or soon to be acquired companies. HUBCO's efficiency ratio (a ratio of overhead expense to recurring tax equivalent income) was 53.9% for the first quarter of 1998.

         Total non-performing assets of $41.08 million (1.35% of assets) were up from $37.20 million a year ago and from $38.94 million at year end. The increase is related primarily to the mortgage portfolios which are collateralized by real property and, therefore, losses should be mitigated by the value of such collateral. The Allowance for Possible Loan Losses totaled $40.34 million, up from $37.16 million a year ago and $39.24 million at December 31, 1997, representing 107% of non-performing loans and 2.20% of the loan portfolio as of March 31, 1998.

         HUBCO's total assets at March 31, 1998 were $3.05 billion. Loans totaled $1.84 billion, deposits were $2.45 billion and stockholders' equity was $200.3 million.


Item 7.   Exhibits
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     99(a)     Press Release dated April 15, 1998


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       HUBCO, INC.

Dated: April 16, 1998              By: KENNETH T. NEILSON
                                       -------------------------------------
                                       Kenneth T. Neilson, Chairman
                                       President and Chief Executive Officer


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                                INDEX TO EXHIBIT


Exhibit No.              Description
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     99(a)               Press Release dated April 15, 1998